Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Avalon Pharmaceuticals, Inc.
C. Eric Winzer
Executive Vice President &
Chief Financial Officer
Tel: (301) 556-9900
Fax: (301) 556-9910
Email: info@avalonrx.com
AVALON PHARMACEUTICALS RECEIVES STAFF DETERMINATION REGARDING NASDAQ
DELISTING
GERMANTOWN, MD—March 17, 2009 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), today announced that on March 12, 2009, it received a Staff Determination letter from The Nasdaq Stock Market, LLC indicating that, as reported initially on November 25, 2008, Avalon fails to comply with Nasdaq Marketplace Rule 4450(a)(3) because the Company’s stockholders’ equity, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, did not meet the minimum of $10 million required for continued listing on The Nasdaq Global Market.
As a result, Avalon’s common stock will be suspended from trading on the Nasdaq Global Market at the opening of business on March 23, 2009 and removed from listing and registration on the Nasdaq Global Market unless Avalon appeals the Nasdaq Staff’s determination and requests a hearing before a Nasdaq Listing Qualifications Panel no later than 4 p.m. Eastern Time on March 19, 2009. Avalon intends to appeal the Nasdaq Staff’s determination and request a hearing before a Nasdaq Listing Qualifications Panel.
Avalon expects that its common stock will remain listed on the Nasdaq Global Market pending the outcome of a decision by the Nasdaq Listing Qualifications Panel. The Company cannot provide any assurances that the Nasdaq Listing Qualifications Panel will grant its request for continued listing on the Nasdaq Global Market. In the event Avalon’s common stock is delisted from the Nasdaq Global Market, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for continued listing on that market.
About Avalon Pharmaceuticals
Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics.
Important Information for Investors and Stockholders
As previously announced, on October 27, 2008 Avalon, Clinical Data, Inc. and API Acquisition Sub II, LLC, a Delaware corporation and an indirect wholly-owned subsidiary of Clinical Data, entered into a definitive Agreement and Plan of Merger and Reorganization for the acquisition of Avalon by Clinical Data. Avalon and Clinical Data have filed a joint preliminary proxy statement/prospectus with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger. Investors and stockholders are urged to read the joint definitive proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.
Investors and stockholders will be able to obtain the joint definitive proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Avalon will be available free of charge on the portion of the Avalon website titled “Investors” at www.avalonrx.com. Documents filed with the SEC by Clinical Data will be available free of charge on the portion of the Clinical Data website titled “Investors” at www.clda.com.
Clinical Data, Avalon and their directors and executive officers may be deemed to be participants in the solicitation of proxies from Avalon stockholders. Information regarding Clinical Data’s participants is available in Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2008 and its proxy statement for its 2008 Annual Meeting of stockholders, which are filed with the SEC. Information regarding Avalon’s participants is available in Avalon’s Annual Report on Form 10-K for the year ended December 31, 2007 and the proxy statement for its 2008 Annual Meeting of stockholders, which are filed with the SEC. Additional information regarding interests of such participants will be included in the joint definitive proxy statement/prospectus that will be filed with the SEC. You can obtain free copies of these documents from Clinical Data and Avalon as indicated above.
Forward Looking Statements
This announcement may contain forward-looking statements that involve risks and uncertainties. Such statements are based on certain assumptions and actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2007 Annual Report on Form 10-K and updates contained in subsequent filings Avalon makes with the SEC.
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